Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828

kentringer@caseycomm.com

January 26, 2012

Cass Information Systems, Inc. Completes Record-Setting 2011;

Posts Annual Earnings of $23 Million, 13% Higher Than 2010

Declares Regular Quarterly Cash Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services reports that it earned $2.21 per diluted share for the year ended December 31, 2011, a 13% increase over the $1.95 per diluted share earned in 2010. Total net income for 2011 was a record-setting $23 million, a 13% increase over the $20.3 million earned in 2010.

	4th Quarter		% Change	YTD		% Change
	2011	2010		2011	2010
Transportation Dollar Volume	$5.3 billion	$4.5 billion	19.2%	$20.6 billion	$17.0 billion	21.4%
Utility Dollar Volume	$2.5 billion	$2.5 billion	(0.2)%	$10.7 billion	$10.5 billion	2.3%
Revenues	$26.5 million	$25.0 million	6.1%	$106.5 million	$96.2 million	10.7%
Net Income	$5.5 million	$5.1 million	8.1%	$23.0 million	$20.3 million	13.3%
Diluted Earnings per Share	$.53	$.48	10.4%	$2.21	$1.95	13.3%

2011 4th Quarter Recap

The company ended 2011 with fourth quarter earnings of $.53 per diluted share, a 10.4% increase over the $.48 per diluted share it earned in the same quarter in 2010. Net income for the period was $5.5 million, or 8.1% higher than the $5.1 million recorded in 2010.

Fueling earnings growth was increased activity from both base and new customers which helped transportation transaction dollar volume surge more than 19%. Utility transaction dollar volume was on par with 2010. Overall, revenues grew to $26.5 million, a 6.1% increase over the $25.0 million generated in the year-earlier period.

Net investment income was up slightly from 2010.

Operating expenses were up 6.7%, or $1.2 million, reflecting the increase in business volume as well as higher professional fees as the company invests for future growth.

2011 Revenues Exceed $100 Million for First Time; Up Nearly 11%

Revenues for the year ended December 31, 2011 also set an all-time high of $106.5 million, 10.7% higher than 2010 revenues of $96.2 million.

Net investment income was up 9.1%, or $3.6 million, due to growth in earning assets.

Operating expenses were up 9.9%, or $6.7 million, again primarily in response to increases in business volume.

“Surpassing the $100 million revenue milestone is a gratifying achievement. It tangibly re-affirms that our faith in the core strategies we’ve chosen to pursue is well-placed,” said Eric H. Brunngraber, Cass president and chief executive officer. “Our acquisition earlier this month of Waste Reduction Consultants, Inc., one of the fastest-growing providers of environmental expense management in the U.S., is in keeping with our growth plan. It enables us to expand our current portfolio of back office BPO solutions for complex payables services into a niche market with an excellent growth profile.”

Cash Dividend Declared

On January 23, 2012 the company’s board of directors declared a first quarter dividend of $.17 per share payable March 15, 2012 to shareholders of record March 5, 2012. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility, telecom and environmental invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses $32 billion annually on behalf of customers from locations in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C., Wellington, Kansas, and Jacksonville, Fla. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2010.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2011 and 2010.

	Quarter Ended 12/31/11	Quarter Ended 12/31/10	Year Ended 12/31/11	Year Ended 12/31/10
Transportation Invoice Volume	7,197	6,668	29,025	26,287
Transportation Dollar Volume	$5,326,457	$4,468,924	$20,599,503	$16,966,003
Utility Transaction Volume	3,333	3,086	13,441	12,247
Utility Dollar Volume	$2,517,495	$2,521,812	$10,702,242	$10,460,333

Payment and Processing Fees	$15,316	$14,010	$60,688	$54,183
Net Investment Income	10,759	10,447	43,711	40,071
Gain (Loss) on Sale of Securities	(5)	—	43	—
Other	451	542	2,093	1,963

Total Revenues	$26,521	$24,999	$106,535	$96,217

Salaries and Benefits	$14,296	$13,169	$56,573	$51,368
Occupancy	532	644	2,318	2,485
Equipment	944	860	3,525	3,561
Other	3,575	3,466	12,613	10,870

Total Operating Expenses	$19,347	$18,139	$75,029	$68,284

Income from Operations before Income Taxes	$7,174	$6,860	$31,506	$27,933
Income Tax Expense	1,683	1,779	8,497	7,623

Net Income	$5,491	$5,081	$23,009	$20,310

Basic Earnings per Share	$.53	$.50	$2.23	$1.98

Diluted Earnings per Share	$.53	$.48	$2.21	$1.95

Average Earning Assets	$1,236,331	$1,135,125	$1,188,283	$1,060,559
Net Interest Margin	3.99%	4.47%	4.31%	4.61%
Allowance for Loan Losses to Loans	1.93%	1.68%	1.93%	1.68%
Non-performing Loans to Total Loans	.26%	.08%	.26%	.08%
Net Loan Charge-offs to Loans	.05%	—	.16%	.07%
Provision for Loan Losses	$300	$1,100	$2,150	$4,100